PROMISSORY NOTE

Principal $2,000,000.00	Loan Date 05-15-2003	Maturity 11-15-2015	Loan No. 143840039	Call/Coll 410 5/03BRE 5	Account	Officer B5KST	Initials

References in the shaded area are for Lender's use only and do not limit the applicability of this document to any particular loan or item. Any item above containing ***** has been omitted due to text length limitations.

Borrower:	BADGER PAPER MILLS, INC. (TIN: 39-0143840) 299 W. FRONT STR. PESHTIGO, WI 54157	Lender:	WISCONSIN COMMUNITY BANK WISCONSIN BUSINESS BANK DE PERE BRANCH 1510 MID VALLEY DRIVE, PO BOX 5307 DE PERE, WI 54115-5307

Principal Amount:    $2,000,000.00    Initial Rate:   4.500%    Date of Note:   May 15, 2003

PROMISE TO PAY. BADGER PAPER MILLS, INC. (“Borrower”) promises to pay to WISCONSIN COMMUNITY BANK (“Lender”), or order, in lawful money of the United States of America, the principal amount of Two Million & 00/100 Dollars ($2,000,000.00) or so much as may be outstanding, together with interest on the unpaid outstanding principal balance of each advance. Interest shall be calculated from the date of each advance until repayment of each advance.

PAYMENT.     Borrower will pay this loan in accordance with the following payment schedule:

Subject to any payment changes resulting from changes in the index, Borrower will pay this loan in 149 regular payments of $17,494.68 each and one last irregular payment estimated at $17,494.99. Borrower’s first payment is due July 1, 2003, and all subsequent payments are due on the same day of each month thereafter. Lender must adjust the payment amount at least annually as needed to amortize principal over the remaining term of the note. Borrower’s final payment is due on November 15, 2015, and will be for all principal and accrued interest not yet paid.

Unless otherwise agreed or required by applicable law, payments will be applied first to accrued unpaid interest, then to principal, and any remaining amount to any unpaid collection costs and late charges. Interest on this Note is computed on a 365/365 simple interest basis; that is, by applying the ratio of the annual interest rate over the number of days in a year (366 during leap years), multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE.    The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the PRIME RATE AS PUBLISHED IN THE WALL STREET JOURNAL. WHEN A RANGE OF RATES HAS BEEN PUBLISHED, THE LOWER OF THE RATES WILL BE USED (the ‘Index”). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notice to Borrower. Lender will tell Borrower the current Index rate upon Borrower’s request. The interest rate change will not occur more often than each QUARTER. Borrower understands that Lender may make loans based on other rates as well. The Index currently is 4.250% per annum. The interest rate to be applied to the unpaid principal balance of this Note will be at a rate of 0.250 percentage points over the Index, resulting in an initial rate of 4.500% per annum.  NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

PREPAYMENT; MINIMUM FINANCE CHARGE.    In any event, even upon full prepayment of this Note, Borrower understands that Lender is entitled to a minimum finance charge of $50.00. Other than Borrower’s obligation to pay any minimum finance charge, Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments of accrued unpaid interest. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked “paid in full:, “without recourse”, or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes ‘payment in full’ of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: WISCONSIN COMMUNITY BANK, WISCONSIN BUSINESS BANK — DE PERE BRANCH, GREEN BAY OFFICE, 1510 MID VALLEY DRIVE, PO BOX 5307, DE PERE, WI 54115-5307.

LATE CHARGE.    If a payment is 10 days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment or $10.00, whichever is greater.

INTEREST AFTER DEFAULT.    Upon default, including failure to pay upon final maturity, Lender, at its option, may, if permitted under applicable law, increase the variable interest rate on this Note to 15.000% per annum. The interest rate will not exceed the maximum rate permitted by applicable law.

DEFAULT.     Each of the following shall constitute an event of default (“Event of Default”) under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower’s property or Borrower’s ability to repay this Note or perform Borrower’s obligations under this Note or any of the related documents.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower’s existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any guarantor, endorser, surely, or accommodation party of any of the indebtedness or any guarantor, endorser, surety, or accommodation party dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note. In the event of a death, Lender, at its option, may, but shall not be required to, permit the guarantor’s estate to assume unconditionally the obligations arising under the guaranty in a manner satisfactory to Lender, and, in doing so, cure any Event of Default.

Change In Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

Adverse Change. A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Insecurity. Lender in good faith believes itself insecure.

Cure Provisions. If any default, other than a default in payment is curable and if Borrower has not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured (and no event of default will have occurred) if Borrower, after receiving written notice from Lender demanding cure of such default: (1) cures the default within thirty (30) days; or (2) if the cure requires more than thirty (30) days, immediately initiates steps which Lender deems in Lender’s sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

LENDER’S RIGHTS.    Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

EXPENSES.    If Lender institutes any suit or action to enforce any of the terms of this Note, Lender shall be entitled to recover such sum as the court may adjudge reasonable. Whether or not any court action is involved, all reasonable expenses Lender incurs that in Lender’s opinion are necessary at any time for the protection of its interest or the enforcement of its rights shall become a part of the loan payable on demand and shall bear interest at the Note rate from the date of the expenditure until repaid. Expenses covered by this paragraph include, without limitation, however subject to any limits under applicable law, Lenders legal expenses whether or not there is a lawsuit, including expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals, to the extent permitted by applicable law. Borrower also will pay any court costs, in addition to all other sums provided by law.

JURY WAIVER.     Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

GOVERNING LAW.    This Note will be governed by, construed and enforced in accordance with federal law and the laws of the State of Wisconsin. This Note has been accepted by Lender in the State of Wisconsin.

RIGHT OF SETOFF.    To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower’s accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts, and, at Lender’s option, to administratively freeze all such accounts to allow Lender to protect Lender’s charge and setoff rights provided in this paragraph.

COLLATERAL.    Borrower acknowledges this Note is secured by INCLUDING BUT NOT LIMITED TO SECURITY AGREEMENT DATED NOVEMBER 30, 2001, REAL ESTATE MORTGAGE DATED SEPTEMBER 19, 2002 AND LIFE INSURANCE ASSIGNMENTS DATED NOVEMBER 30, 2001, APRIL 16, 2002 AND JANUARY 20, 2003.

LINE OF CREDIT.    This Note evidences a straight line of credit. Once the total amount of principal has bean advanced, Borrower is not entitled to further loan advances. Advances under this Note, as well as directions for payment from Borrower’s accounts, may be requested orally or in writing by Borrower or by an authorized person. Lender may, but need not, require that all oral requests be confirmed in writing. Borrower agrees to be liable for all sums either: (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrower’s accounts with Lender. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender’s internal records, including daily computer print-outs. Lender will have no obligation to advance funds under this Note if: (A) Borrower or any guarantor is in default under the terms of this Note or any agreement that Borrower or any guarantor has with Lender, including any agreement made in connection with the signing of this Note; (B) Borrower or any guarantor ceases doing business or is insolvent; (C) any guarantor seeks, claims or otherwise attempts to limit, modify or revoke such guarantor’s guarantee of this Note or any other loan with Lender; (D) Borrower has applied funds provided pursuant to this Note for purposes other than those authorized by Lender; or (E) Lender in good faith believes itself insecure.

ADDITIONAL PROVISION.     THIS LOAN IS GOVERNED BY LOAN AGREEMENT DATED NOVEMBER 30, 2001.

PAYMENT CHANGE PROVISION.    This original payment is based upon a principal balance of $2,000,000.00, a rate of 4.50%, and an amortization period of 150 months. The original payment is subject to change quarterly on the 1st of each calendar quarter (January 1, April 1, July 1 and October 1). The new payment will reflect the amount needed to amortize the then existing principal balance at the then current interest rate over the remainder of the original amortization period.

INTEREST RATE ADJUSTMENT.     The interest rate change dates referred to in section ‘Variable Interest Rate’ will be the 1st day of January, April, July and October, each third month.

PRIOR NOTE.     Promissory Note Dated September 19, 2002 in the amount of $2,000,000.00.

SUCCESSOR INTERESTS.    The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS.     This Note benefits Lender and its successors and assigns, and binds Borrower and Borrower’s heirs, successors, assigns, and representatives. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

BADGER PAPER MILLS, INC.

By: ___________________________________
        WILLIAM H. PETERS, Chief Fin. Officer
        & VP of BADGER PAPER MILLS, INC.

LENDER:

WISCONSIN COMMUNITY BANK

x ___________________________________
         Authorized Signer

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